                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     As of March 31, 1997, there were 17,352,406 shares of Common Stock outstanding held of record by 66 stockholders. There will be 23,298,782 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of Common Stock offered to the public hereby. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. See "Risk Factors -- Control of the Company." Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into 3,446,376 shares of Common Stock. Thereafter, pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no plans to issue any Preferred Stock.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF RESTATED CERTIFICATE OF INCORPORATION AND WASHINGTON LAW

     As noted above, the Company's Board of Directors, without stockholder approval, has the authority under the Company's Restated Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult.

     The laws of the State of Washington, where the Company's principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act (the "WBCA") prohibits a "Target Corporation," with certain exceptions, from engaging in certain "Significant Business Transactions" with a person or group of persons which beneficially owns

10% or more of the voting securities of the Target Corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the Target Corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the Target Corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a stockholder. After the five-year period, a Significant Business Transaction may take place as long as it complies with certain fair price provisions of the statute. A Target Corporation includes a foreign corporation if (i) the corporation has a class of voting stock registered pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended, (ii) the corporation's principal executive office is located in Washington State, (iii) any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares of record are owned by Washington residents, or (c) 1,000 or more of its stockholders of record are Washington residents, (iv) a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation, and (v) a majority of the corporation's tangible assets are located in Washington State or the corporation has more than $50 million of tangible assets located in Washington State. A corporation may not "opt out" of this statute. Depending upon whether the Company meets the definition of a Target Corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control of the Company.

     Although Section 203 of the DGCL generally prohibits Delaware corporations from engaging in certain "Business Combinations" (as defined therein) with certain "Interested Stockholders" (as defined therein) for a period of three years unless certain criteria are met, the Company has expressly elected in its Restated Certificate of Incorporation not to be governed by Section 203 of the DGCL.

REGISTRATION RIGHTS

     Pursuant to an agreement among the Company, Mr. Bezos, who is the holder of 9,885,000 shares of Common Stock (the "Common Holder"), and two holders of 566,896 shares of Series A Preferred Stock in the aggregate which are convertible into 3,401,376 shares of Common Stock (the "Preferred Holders"), the Common Holder and the Preferred Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Common Holder and the Preferred Holders are entitled to notice of such registration and to include shares of Common Stock in such registration at the Company's expense. Additionally, the Preferred Holders are entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its commercially reasonable efforts to effect such registration (a "Requested Registration"). Further, the Preferred Holders may require the Company to file additional registration statements on Form S-3 at the expense of the Preferred Holders. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a Requested Registration before the earlier of (a) one year after the offering made hereby and (b) June 21, 1999.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, Ridgefield Park, New Jersey.

NASDAQ NATIONAL MARKET LISTING

     Application has been made to have the Common Stock listed for quotation on the Nasdaq National Market under the symbol "AMZN."

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